Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 20, 2025

BY AND AMONG

HOMETOWN FINANCIAL GROUP, MHC,

HOMETOWN FINANCIAL GROUP, INC.,

HOMETOWN FINANCIAL ACQUISITION CORP. II,

15 BEACH, MHC

AND

CFSB BANCORP, INC.

TABLE OF CONTENTS

		Page Nos.
Introductory Statement		1

ARTICLE I - DEFINITIONS		1

ARTICLE II - THE MERGER		8
2.1	The MHC Merger	8
2.2	The Merger	8
2.3	Closing	8
2.4	Effective Time	8
2.5	Effects of the Mergers	9
2.6	Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards	9
2.7	Payment Procedures	10
2.8	Effect on Outstanding Shares of Merger Sub Common Stock	12
2.9	Charter and Bylaws of Surviving Corporation	12
2.10	Directors and Officers of Surviving Corporation	12
2.11	The Second Step Merger	13
2.12	The Bank Merger	13
2.13	Alternative Structure	13
2.14	Absence of Control	13

ARTICLE III - REPRESENTATIONS AND WARRANTIES		13
3.1	Disclosure Letters; Standard	13
3.2	Representations and Warranties of 15 Beach and the Company	14
3.3	Representations and Warranties of MHC, Parent and Merger Sub	37

ARTICLE IV - CONDUCT PENDING THE MERGER		42
4.1	Forbearances by the Company	42
4.2	Forbearances by MHC and Parent	46

ARTICLE V - COVENANTS		47
5.1	Acquisition Proposals	47
5.2	Advise of Changes	48
5.3	Access and Information	48
5.4	Applications; Consents	50
5.5	Anti-takeover Provisions	50
5.6	Additional Agreements	50
5.7	Publicity	51
5.8	Shareholder Meeting	51
5.9	Proxy Statement	53
5.10	Corporator Meeting	53
5.11	Member Meeting	54
5.12	Notification of Certain Matters	54
5.13	Employee Benefit Matters	54

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5.14	Indemnification	57
5.15	Director Appointments	59
5.16	Charitable Foundation	59
5.17	Rule 16b-3	59
5.18	Exchange Act Deregistration	59
5.19	ESOP Matters	60
5.20	Disclosure Supplements	60
5.21	Shareholder Litigation	60

ARTICLE VI - CONDITIONS TO CONSUMMATION		60
6.1	Conditions to Each Party’s Obligations	60
6.2	Conditions to the Obligations of MHC, Parent and Merger Sub	61
6.3	Conditions to the Obligations of 15 Beach and the Company	62

ARTICLE VII - TERMINATION		63
7.1	Termination	63
7.2	Termination Fee	64
7.3	Effect of Termination	65

ARTICLE VIII - CERTAIN OTHER MATTERS		65
8.1	Interpretation	65
8.2	Survival	65
8.3	Waiver; Amendment	66
8.4	Counterparts	66
8.5	Governing Law; Consent to Jurisdiction	66
8.6	Expenses	66
8.7	Notices	66
8.8	Entire Agreement; No Third Party Beneficiaries	67
8.9	Successors and Assigns; Assignment	67
8.10	Severability	68
8.11	Specific Performance	68
8.12	Confidentiality	68

EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Bank Merger Agreement

Exhibit C	Form of Restrictive Covenant Agreement with President and Chief Executive Officer

Exhibit D	Form of Consulting Agreement with Chief Operating Officer and Treasurer

Exhibit E	Form of Settlement Agreement

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Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 20th day of May, 2025 (this “Agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company (“MHC”), Hometown Financial Group, Inc., a Massachusetts corporation (“Parent”), Hometown Financial Acquisition Corp. II, a Massachusetts corporation (the “Merger Sub”) and wholly-owned subsidiary of Parent, 15 Beach, MHC, a federal mutual holding company (“15 Beach”), and CFSB Bancorp, Inc., a federal corporation (the “Company”). Each of MHC, Parent, Merger Sub, 15 Beach and the Company is sometimes individually referred to herein as a “Party,” and MHC, Parent, Merger Sub, 15 Beach and the Company are collectively sometimes referred to as the “Parties.”

Introductory Statement

The board of trustees of MHC and the respective boards of directors of Parent, Merger Sub, 15 Beach and the Company each has unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective corporations, constituencies, communities, corporators, shareholders and members, as the case may be.

MHC, Parent, Merger Sub, 15 Beach and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to MHC’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, each director and executive officer of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Company Common Stock subject to such agreement in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Acquisition Proposal” means any inquiry or offer (other than the transactions contemplated hereunder), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the Company’s consolidated assets in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (d) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of any class of outstanding securities of the Company or any of its Subsidiaries; (e) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (f) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Agreement” means this Agreement and the exhibits and schedules hereto, as amended, modified or amended and restated from time to time in accordance with its terms.

“Articles of Merger” shall have the meaning given to that term in Section 2.4(b).

“BOLI” shall have the meaning given to that term in Section 3.2(z).

“Burdensome Condition” shall have the meaning given to that term in Section 6.2(e).

“Business Day” means any day other than a Saturday, Sunday, federal holiday or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.

“Change of Recommendation” shall have the meaning given to that term in Section 5.8(d).

“Closing” shall have the meaning given to that term in Section 2.3.

“Closing Date” shall have the meaning given to that term in Section 2.3.

“Commissioner” means the Commissioner of Banks of the Commonwealth of Massachusetts.

“Company” shall have the meaning given to that term in the preamble.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” shall have the meaning given to that term in Section 3.2(o)(i).

“Company Employee Plans” shall have the meaning given to that term in Section 3.2(r)(i).

“Company Equity Awards” shall collectively mean the Company Stock Options and the Company RSAs.

“Company Pension Plan” shall have the meaning given to the term in Section 3.2(r)(v).

“Company Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(vi).

“Company Recommendation” shall have the meaning given to that term in Section 5.8(a).

“Company’s Reports” shall have the meaning given to that term in Section 3.2(g)(i).

“Company RSA” shall have the meaning given to that term in Section 2.6(d).

“Company Stock Option” shall have the meaning given to that term in Section 2.6(c).

“Company Stock Plan” shall have the meaning given to that term in Section 2.6(c).

“Confidentiality Agreement” shall have the meaning given to that term in Section 8.12.

“Continuing Employee” shall have the meaning given to that term in Section 5.13(a).

“Corporator” means a corporator of MHC or the Surviving MHC, as the case may be.

“CRA” means the Community Reinvestment Act.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1(a).

“Effective Time” shall have the meaning given to that term in Section 2.4(b).

“Environmental Law” means any applicable federal, state or local law, regulation, order, decree, permit, authorization, or common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (as such relate to exposure to Hazardous Material), or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (c) noise, odor, wetlands, employee exposure to Hazardous Material, pollution, contamination or any injury to persons or property in connection with any exposure to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“ESOP” shall mean the Colonial Federal Savings Bank Employee Stock Ownership Plan.

“ESOP Loan” shall have the meaning given to that term in Section 3.2(r)(xi).

“ESOP Termination Date” shall have the meaning given to that term in Section 5.19.

“Exchange Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means the FDIC, FRB, MDOB, OCC, SEC and any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health and safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Indemnified Party” shall have the meaning given to that term in Section 5.14(a).

“Insurance Amount” shall have the meaning given to that term in Section 5.14(c).

“Intellectual Property” shall have the meaning given to that term in Section 3.2(p).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of one or more of (i) in the case of 15 Beach or Company, the individuals listed in Section 1 of the Company Disclosure Letter or (ii) in the case of MHC or Parent, the individuals listed in Section 1 of the Parent Disclosure Letter.

“Letter of Transmittal” shall have the meaning given to that term in Section 2.7(a).

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Massachusetts Articles of Merger” shall have the meaning given to that term in Section 2.11.

“Material Adverse Effect” means any fact, development, effect, circumstance, occurrence or change that individually or in the aggregate (a) is material and adverse to the business, properties, assets, liabilities, financial condition, results of operations or business of 15 Beach or MHC, as the context may dictate, and its Subsidiaries taken as a whole, or (b) does or would materially prevent, impair or threaten the ability of any of MHC, Parent, 15 Beach or the Company, as the context may dictate, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that the following (or the impact thereof) shall be excluded when determining the existence of a Material Adverse Effect: (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by Governmental Entities; (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates; (iii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (iv) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) permitted or required to be taken under this Agreement or taken with the prior written consent of the other Party; (v) the announcement of this Agreement and the transactions contemplated hereby, and the effects of complying with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; (vi) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (viii) the imposition of tariffs or other domestic or international governmental policies, including, but not limited to, changes in government spending, the freezing of government funding or grants, or the shrinking of government workforce, except, with respect to clauses (i), (ii), (iii), (vi), (vii) or (viii), unless it uniquely affects any of the Parties or their Subsidiaries.

“MBCA” means the Massachusetts Business Corporation Act.

“MDOB” means the Massachusetts Division of Banks.

“Merger” shall have the meaning given to that term in Section 2.2.

“Merger Consideration” shall have the meaning given to that term in Section 2.6(a).

“Merger Sub” shall have the meaning given to that term in the preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MHC” shall have the meaning given to that term in the preamble.

“MHC Articles of Merger” shall have the meaning given to that term in Section 2.4(a).

“MHC Effective Time” shall have the meaning given to that term in Section 2.4(a).

“MHC Merger” shall have the meaning given to that term in Section 2.1.

“MHPF” means the Massachusetts Housing Partnership Fund.

“New Plans” shall have the meaning given to that term in Section 5.13(e).

“Notice of Superior Proposal” shall have the meaning given to that term in Section 5.8(d).

“OCC” means the Office of the Comptroller of the Currency.

“Parent” shall have the meaning given to that term in the preamble.

“Parent Banks” shall mean bankESB, bankHometown and North Shore Bank, the wholly owned depository institution subsidiaries of Parent.

“Participation Facility” means any facility in which the applicable Party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Party” and “Parties” have the meanings given to those terms in the preamble.

“Paying Agent” shall have the meaning given to that term in Section 2.7(c).

“Permitted Liens” shall have the meaning given to that term in Section 3.2(s).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proxy Statement” shall have the meaning given to that term in Section 5.9(a).

“Sarbanes-Oxley Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“SEC” shall have the meaning given to that term in Section 3.2(f).

“Second Effective Time” shall have the meaning given to that term in Section 2.11.

“Second Step Merger” shall have the meaning given to that term in Section 2.11.

“SEC Reports” shall have the meaning given to that term in Section 3.2(g)(ii).

“Securities Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“Shareholder Meeting” shall have the meaning given to that term in Section 5.8(a).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which 15 Beach, the Company, MHC or Parent, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party (on its most recently amended or modified terms, if amended or modified) to consummate an Acquisition Proposal (with all of the percentages included in the Acquisition Proposal increased to 50%) that the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (A) involves consideration to the Company shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing, and (B) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Suspense Shares” shall mean shares of Company Common Stock allocated to the suspense account pursuant to the ESOP.

“Surviving Corporation” shall have the meaning given to that term in Section 2.2.

“Surviving MHC” shall have the meaning given to that term in Section 2.1.

“Taxes” shall mean any federal, state, local, foreign or provincial income, gross receipts, real and personal property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, environmental, windfall profit, estimated, real property transfer and gains, or any other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Fee” shall mean $1,550,000.

“Trust” shall have the meaning given to that term in Section 3.2(r)(xi).

“Trustee” shall have the meaning given to that term in Section 3.2(r)(xi).

ARTICLE II

THE MERGER

2.1 The MHC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MBCA and federal law, 15 Beach shall merge with and into MHC (the “MHC Merger”) at the MHC Effective Time. At the MHC Effective Time, the separate corporate existence of 15 Beach shall cease and MHC shall be the surviving corporation in the MHC Merger (hereinafter sometimes referred to in such capacity as the “Surviving MHC”) and shall continue to be governed by the MBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the MHC Merger.

2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MBCA and federal law, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and shall continue to be governed by federal law and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.3 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that shall take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents, or, at the option of Parent, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, N.W., Washington, D.C. 20015, on a date to be specified by the parties, which shall be no later than five (5) Business Days following satisfaction or waiver (subject to applicable law) of all the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) (such date being referred to herein as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Parties hereto.

2.4 Effective Time.

(a) MHC Merger. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, MHC and 15 Beach shall duly execute and deliver articles of merger relating to the MHC Merger (the “MHC Articles of Merger”) with the Commissioner for filing pursuant to the MBCA. The MHC Merger shall become effective at such time as the MHC Articles of Merger are duly filed with Commissioner or at such later date or time as Parent and the Company agree and specify in the MHC Articles of Merger (the date and time the Merger becomes effective being the “MHC Effective Time”).

(b) Merger. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, Merger Sub and the Company shall duly execute and deliver articles of merger relating to the Merger (the “Articles of Merger”) to the Secretary of State of the Commonwealth of Massachusetts for filing pursuant to the MBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with Secretary of State of the Commonwealth of Massachusetts or at such later date or time as Parent and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.5 Effects of the Mergers.

(a) MHC Merger. At and after the MHC Effective Time, the MHC Merger shall have the effects set forth in the applicable provisions of the MBCA and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the MHC Effective Time, MHC shall possess all of the properties, rights, privileges, powers and franchises of 15 Beach and be subject to all of the debts, liabilities and obligations of 15 Beach.

(b) Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub and be subject to all of the debts, liabilities and obligations of Merger Sub.

2.6 Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards.

(a) By virtue of the Merger, automatically and without any action on the part of MHC, Parent, Merger Sub, 15 Beach, the Company or any shareholder of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.6(b), shall become and be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”).

(b) As of the Effective Time, each share of Company Common Stock, if any, held, directly or indirectly, by MHC, Parent, 15 Beach or the Company (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and any Suspense Shares remitted to the Company prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 5.19, shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) At the Effective Time, each option to purchase shares of Company Common Stock under the CFSB Bancorp, Inc. 2023 Equity Incentive Plan (the “Company Stock Plan”) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, shall, automatically be cancelled and converted into the right to receive from Parent (or the Company, as directed by Parent) an amount in cash, without interest, equal to the product of the number of shares of Company

Common Stock subject to such Company Stock Option, multiplied by the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; provided, however, that there shall be withheld from such cash payment any applicable Taxes required to be withheld by applicable law with respect to such payment. For the avoidance of doubt, Company Stock Options for which the applicable per-share exercise price exceeds the Merger Consideration shall be cancelled as of the Effective Time for no consideration.

(d) At the Effective Time, any vesting restrictions on each outstanding restricted stock award (a “Company RSA”) under the Company Stock Plan shall automatically lapse and such awards shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.6. The Company shall withhold any Taxes required to be withheld by applicable law as a result of this Section 2.6(d).

2.7 Payment Procedures.

(a) Customary transmittal materials (“Letter of Transmittal”) in a form satisfactory to Parent and the Company shall be mailed as soon as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, to each holder of record of Company Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if, in the case of holders of certificated shares of Company Common Stock, the completed Letter of Transmittal is accompanied by one or more Certificates (or customary affidavits and, if required pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(c) Prior to the Closing, Parent shall deposit, or cause to be deposited, with a bank, trust company, transfer agent and registrar or other similar entity selected by Parent and consented to by the Company, whose consent shall not unreasonably be withheld, which shall act as paying agent (the “Paying Agent”) for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.7 an amount of cash sufficient to pay the aggregate Merger Consideration.

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Parent may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.6. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall distribute the Merger Consideration as provided herein. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Paying Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be repaid by the Paying Agent to Parent upon the written request of Parent. After such request is made, any shareholders of the Company who have not theretofore complied with this Section 2.7 shall look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds, as determined pursuant to Section 2.6, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent and the Paying Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.6.

(i) The Paying Agent or Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Paying Agent or Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Paying Agent or Parent.

2.8 Effect on Outstanding Shares of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

2.9 Charter and Bylaws of Surviving Corporation and the Surviving MHC. The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Articles of Organization of the MHC, as in effect immediately prior to the MHC Effective Time, shall be the Articles of Organization of the Surviving MHC, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the MHC, as in effect immediately prior to the MHC Effective Time, shall be the Bylaws of the Surviving MHC, until thereafter amended as provided therein and in accordance with applicable law.

2.10 Directors and Officers of Surviving Corporation and the Surviving MHC. The directors and officers of Merger Sub immediately prior to the Effective Time shall be all of the directors and officers of the Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Surviving Corporation. The trustees, corporators and officers of MHC immediately prior to the MHC Merger Effective Time shall be all of the trustees, corporators and officers of the Surviving MHC, each of whom shall serve in accordance with the Articles of Organization and Bylaws of the Surviving MHC.

2.11 The Second Step Merger. Immediately following the Effective Time, in accordance with the MBCA and federal law, Parent shall cause the Surviving Corporation to be merged with and into Parent (the “Second Step Merger”), with Parent surviving the Second Step Merger and continuing its corporate existence under its Articles of Organization, Bylaws and the laws of the Commonwealth of Massachusetts and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Second Step Merger, and the separate corporate existence of the Surviving Corporation shall cease as of the Second Effective Time. In furtherance of the foregoing, Parent shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, in accordance with the MBCA, articles of merger (the “Massachusetts Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Massachusetts Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the MBCA.

2.12 The Bank Merger. Immediately following the Second Step Merger, Colonial Federal Savings Bank shall merge with and into North Shore Bank, with North Shore Bank as the surviving entity pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. Subject to Section 5.15 herein, the directors and officers of North Shore Bank immediately prior to the Effective Date shall be the directors and officers of the surviving entity.

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the Parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (a) alter or change the amount or kind of the Merger Consideration, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) require submission to the Company’s shareholders or 15 Beach’s members after receipt of the requisite approval. If Parent elects to make such a revision, the Parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the Parties hereto that MHC, Parent and Merger Sub by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, 15 Beach or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.

(a) Prior to the execution and delivery of this Agreement, Parent and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of 15 Beach, the Company or MHC and Parent contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i), 3.2(u) and 3.3(i), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(x), 3.3(a), 3.3(b), and 3.3(c)(i) and (ii), which shall be true in all material respects) will be deemed untrue or incorrect, and no Party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company, MHC or Parent, as the case may be (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of 15 Beach and the Company. Each of 15 Beach and the Company represents and warrants to MHC and Parent that, except as disclosed in the Company’s Disclosure Letter:

(a) Organization and Qualification. Each of 15 Beach and the Company is a corporation duly organized, validly existing and in good standing under the laws of the United States of America and is registered with the FRB as a savings and holding company. Each of 15 Beach and the Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of 15 Beach and the Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. Each of 15 Beach and the Company engages only in activities (and holds properties only of the types) permitted for savings and holding companies under the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations of the FRB promulgated thereunder.

(b) Subsidiaries.

(i) Section 3.2(b) of the Company’s Disclosure Letter sets forth each of the Company’s direct and indirect Subsidiaries’ name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. Except as set forth in Section 3.2(b) of the Company’s

Disclosure Letter, the Company owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies.

(ii) Each of the Company’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii) The outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Colonial Federal Savings Bank is a federally-chartered savings bank. No Subsidiary of the Company other than Colonial Federal Savings Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Colonial Federal Savings Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Colonial Federal Savings Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. Colonial Federal Savings Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) 15 Beach is a mutual holding company that is not authorized to issue capital stock and that has no shares of capital stock outstanding. 15 Beach does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any shares of common stock, preferred stock or any other equity security of 15 Beach or of any Subsidiary of 15 Beach or any securities convertible into, exchangeable for or representing the right to subscribe to, purchase or otherwise receive any shares of common stock, preferred stock or any other equity security of 15 Beach or of any Subsidiary of 15 Beach or obligating 15 Beach to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other agreements at any time now or in the future.

(ii) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, no par value per share. As of the date hereof, there are (A) 6,548,575 shares of Company Common Stock issued and outstanding, which include 3,586,903 shares held by 15 Beach and 66,600 unvested shares of Company RSAs, (B) no shares of preferred stock issued and outstanding, and (C) 273,000 outstanding Company Stock Options. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. No trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Except as set forth in Section 3.2(c) of the Company’s Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the ESOP and the Colonial Federal Savings Bank Foundation, Inc., the Company and its Subsidiaries are not a party to any voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(iii) Set forth in Section 3.2(c) of the Company’s Disclosure Letter are: (A) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of expiration, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options; and (B) a complete and accurate list of all outstanding Company RSAs, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(d) Authority. Each of 15 Beach and the Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, subject to the consents, approval and filings set forth in Section 3.2(f), and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of each of 15 Beach’s board of directors and the Company’s board of directors, and no other corporate proceedings on the part of 15 Beach or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, excluding the shares held by 15 Beach and (ii) if required by the FRB, the affirmative vote of the majority of the members of 15 Beach. The Company’s board of directors has determined that this Agreement is advisable and (A) has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the shareholders adopt this Agreement and (B) if required by the FRB, has directed that this Agreement be submitted to 15 Beach’s members for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the members adopt this Agreement. This Agreement has been duly and validly executed and delivered by each of 15 Beach and the Company and constitutes a valid and binding obligation of each of 15 Beach and the Company, enforceable against each of 15 Beach and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by each of 15 Beach and the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which 15 Beach or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of 15 Beach or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of 15 Beach or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which 15 Beach or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (ii) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, the MDOB, the MHPF and the OCC, (iii) approval of this Agreement by the Company’s shareholders and members, if required by the FRB, and MHC’s Corporators and (iv) filings of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or, except as set forth in Section 3.2(f) of the Company’s Disclosure Letter, any third party are required to be made or obtained in connection with the execution and delivery by 15 Beach and the Company of this Agreement or the consummation by 15 Beach of the MHC Merger and the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither 15 Beach nor the Company has any Knowledge of any reason pertaining to 15 Beach or the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(g) Governmental Filings.

(i) 15 Beach and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with the FDIC, the FRB, the OCC or any other Governmental Entity (collectively, the “Company’s Reports”). No administrative actions have been taken or, to the Knowledge of 15 Beach or the Company, threatened or orders issued in connection with any of the Company’s Reports. As of their respective dates, each of the Company’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the Company’s Reports fairly presented in all material respects the financial position of 15 Beach or the Company on a consolidated basis, 15 Beach or the Company alone or each of 15 Beach’s or the Company’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(ii) The Company has filed (or furnished, as applicable) with the SEC all registration statements, prospectuses, reports, schedules and definitive proxy statements and exhibits thereto that it has been required to file (or furnish, as applicable) with the Company since January 1, 2022 (the “SEC Reports”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed (or furnished, as applicable) as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports filed (or furnished, as applicable) under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2022. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SEC Reports.

(h) Financial Statements

(i) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Wolf & Company, P.C., which has expressed its opinion with respect to the financial statements of the Company, is and has been throughout the periods covered by such financial statements “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

(ii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. To the Company’s Knowledge, the Company chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (A) that are reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2024 (including any notes thereto), (B) incurred in the ordinary course of business consistent with past practice since June 30, 2024, and that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (C) incurred in connection with this Agreement and the transactions contemplated hereby, or (D)

arising under any contract or agreement set forth in Section 3.2(i) of the Company’s Disclosure Letter except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement. Except as described in the SEC Reports and publicly available on EDGAR prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of SEC Regulation S-K.

(j) Absence of Certain Changes or Events.

(i) Since January 1, 2022, 15 Beach, the Company and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on 15 Beach or the Company.

(ii) Since January 1, 2022, none of 15 Beach or the Company, or any of their Subsidiaries, has taken any action that would be prohibited by clauses (b)(i), (c), (e), (h), (i)(ii), (j), (k), (n), or (o) of Section 4.1 if taken after the date hereof.

(k) Litigation. Except as set forth in Section 3.2(k) of the Company’s Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of 15 Beach or the Company, threatened against or affecting 15 Beach or any of its Subsidiaries or any property or asset of 15 Beach or any of its Subsidiaries that (i) are seeking damages or declaratory relief against 15 Beach or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, (iii) that could reasonably be expected to adversely affect the ability of 15 Beach or the Company to perform their respective obligations under this Agreement or (iv) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against 15 Beach or any of its Subsidiaries or the assets of 15 Beach or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to MHC or Parent or any of their Subsidiaries). Since January 1, 2022, (A) there have been no subpoenas, written demands, or document requests received by 15 Beach or any of its Subsidiaries from any Governmental Entity and (B) no Governmental Entity has requested that 15 Beach or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Except as set forth in Section 3.2(l) of the Company’s Disclosure Letter, since January 1, 2022, neither 15 Beach nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of 15 Beach or its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 3.2(l) shall require the Company to provide MHC and Parent with any confidential supervisory information concerning 15 Beach or any of its Subsidiaries.

(m) Compliance with Laws.

(i) 15 Beach and its Subsidiaries are, and have been since January 1, 2022, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.

(ii) None of 15 Beach or any of its Subsidiaries, or to the Knowledge of 15 Beach or the Company, any director, officer, employee, agent or other person acting on behalf of 15 Beach or any of its Subsidiaries has, directly or indirectly, (A) used any funds of 15 Beach or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of 15 Beach or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (D) established or maintained any unlawful fund of monies or other assets of 15 Beach or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of 15 Beach or any of its Subsidiaries, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for 15 Beach or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for 15 Beach or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 15 Beach and the Company.

(iii) 15 Beach and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 15 Beach and the Company; and, to 15 Beach’s and the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(iv) Colonial Federal Savings Bank is “well-capitalized” (as that term is defined in the relevant regulation of the OCC).

(v) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(n) Taxes.

(i) All federal, state, local and foreign tax returns required to be filed by or on behalf of 15 Beach or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by 15 Beach or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(ii) There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of 15 Beach or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where 15 Beach or any of its Subsidiaries do not file tax returns that 15 Beach or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to 15 Beach or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(iii) 15 Beach and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(iv) 15 Beach and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and 15 Beach and each of its Subsidiaries has complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(v) There are no liens with respect to Taxes upon any asset of 15 Beach or its Subsidiaries other than liens for current Taxes not yet due and payable.

(vi) 15 Beach and its Subsidiaries have made available to Parent true, correct and complete copies of all tax returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by 15 Beach or its Subsidiaries since January 1, 2022.

(vii) Neither 15 Beach nor any of its Subsidiaries have ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the IRC filing a consolidated federal income tax return (other than a group of which the Company is or was the parent). Other than as disclosed in Section 3.2(n)(vii) of the Company’s Disclosure Letter, neither 15 Beach nor any of its Subsidiaries are a party to any contractual obligation relating to Tax sharing or Tax allocation. Neither 15 Beach nor any of its Subsidiaries has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(viii) Neither 15 Beach nor any of its Subsidiaries are or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the IRC and Treasury Regulation section 1.6011-4(b).

(o) Agreements.

(i) Section 3.2(o) of the Company’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which 15 Beach or any of its Subsidiaries is a party or is bound:

(A) (1) with any director, officer or employee of 15 Beach or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving 15 Beach or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment or engagement of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Company Stock Plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of 15 Beach or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries); (2) obligates 15 Beach or any of its Subsidiaries or affiliates (or, following the consummation of the transactions contemplated hereby, MHC or Parent or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis; or (3) requires referrals of business or requires 15 Beach or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which 15 Beach or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by 15 Beach or any of its Subsidiaries in excess of $50,000, other than Federal Home Loan Bank borrowings;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of 15 Beach or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;

(K) that provides for indemnification by 15 Beach or any of its Subsidiaries of any person or entity, except for contracts in the ordinary course of business providing for customary indemnification and provisions of the charter or bylaws of 15 Beach or any of its Subsidiaries, or employment agreements with executive officers of 15 Beach of any of its Subsidiaries providing for indemnification;

(L) that, to 15 Beach’s and the Company’s Knowledge, would prevent, materially delay or materially impede 15 Beach’s or the Company’s ability to consummate the Merger or the other transactions contemplated hereby; or

(M) that is not of the type described in clauses (A) through (L) above and that involved payments by, or to, 15 Beach or any of its Subsidiaries in the year ended June 30, 2024, or that could reasonably be expected to involve such payments during the year ending June 30, 2025, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $50,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in Section 3.2(o) of the Company’s Disclosure Letter, is referred to herein as a “Company Contract,” and neither 15 Beach nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. 15 Beach and the Company have previously made available to Parent true, complete and correct copies of all contracts, arrangements, commitments or understandings (whether written or oral) set forth in Section 3.2(o) of the Company’s Disclosure Letter.

(ii) Each Company Contract is valid and binding on 15 Beach or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. 15 Beach and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract. To 15 Beach’s and the Company’s Knowledge, each third-party counterparty to each Company Contract has performed in all material respects all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of 15 Beach or any of its Subsidiaries under any such Company Contract.

(iii) Neither 15 Beach nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of 15 Beach and the Company, no other party to any such agreement (excluding any Loan or extension of credit made by 15 Beach or any of its Subsidiaries) is in default in any respect thereunder.

(p) Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Section 3.2(p) of the Company’s Disclosure Letter sets forth a complete and correct list of (i) registered copyrights and registered and material unregistered trademarks, trade names and service marks owned by or exclusively licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto other than non-exclusive licenses granted in the ordinary course of business and (ii) all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including any software licenses but excluding any (A) so-called “shrink-wrap” license agreements, agreements for “off-the-shelf” software and open source licenses, and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers and (B) non-disclosure agreements entered into in the ordinary course of business (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries; provided that notwithstanding any provision of this Agreement to the contrary, the representation and warranty contained in this sentence is the only representation and warranty being made by Company or any of its Subsidiaries in this Agreement with respect to the infringement, misappropriation or other conflict of intellectual property rights.

(q) Labor Matters.

(i) Since January 1, 2022, the Company and its Subsidiaries have been in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) Section 3.2(q) of the Company’s Disclosure Letter identifies: (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; and (B) each employee’s, consultant’s or independent contractor’s current rate of compensation. Section 3.2(q) of the Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due). For the avoidance of doubt, consultants and independent contractors do not include law firms, accounting firms or other professional services firms that are simultaneously providing professional services to multiple customers or clients.

(r) Employee and Director Benefit Plans.

(i) Section 3.2(r)(i) of the Company’s Disclosure Letter contains a complete and accurate list of all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, incentive, retiree medical or life insurance, supplemental retirement, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, fringe benefit, and other benefit plans, employment and change in control agreements, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable law or that do not materially increase the cost of such Company Employee Plan.

(ii) The Company has made available to Parent and MHC true, correct and complete copies of the following documents with respect to each of the Company Employee Plans, to the extent applicable, (A) all plans and trust agreements, (B) all summary plan descriptions, amendments, modifications or material supplements to any Company Employee Plans, (C) where any Company Employee Plan has not been reduced to writing, a written summary of all the material plan terms, (D) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (E) the most recently received IRS determination letter, if any, relating to any Company Employee Plan, (F) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last three (3) years and (G) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor or Pension Benefit Guarantee Corporation.

(iii) To the Knowledge of the Company, each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(iv) Except as set forth in Section 3.2(r)(iv) of the Company’s Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To the Knowledge of the Company, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(v) Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries currently maintains or has within the last six (6) years maintained any Company Employee Plan that is subject to Title IV of ERISA (the “Company Pension Plan”). Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has contributed to or could otherwise incur any actual or contingent liability under any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth in

Section 3.2(r)(v) of the Company’s Disclosure Letter, no Company Employee Plan is (A) a “multiple employer plan” within the meaning of Section 413(c) of the IRC, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the IRC) or other funded arrangement for the provision of welfare benefits.

(vi) Each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”) has received a favorable determination letter from the IRS or a favorable opinion letter, and, to the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter or opinion letter.

(vii) Each Company Employee Plan that is a deferred compensation plan is in compliance in all material respects with Section 409A of the IRC, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the IRC have been made in all material respects in accordance with the requirements of Section 409(a)(4) of the IRC, to the extent applicable. Neither the Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the IRC being owed by any participant in a Company Employee Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Employee Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the IRC that may be currently due or triggered in the future.

(viii) Except as set forth in Section 3.2(r)(viii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(ix) Except as set forth in Section 3.2(r)(ix) of the Company’s Disclosure Letter, all contributions required to be made with respect to any Company Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. No Company Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the IRC or Sections 302 and 303 of ERISA. No Company Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the IRC or Section 303 of ERISA. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(x) Except as disclosed in Section 3.2(r)(x) of the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. No Company Employee Plan, Change in Control Agreement or Employment Agreement individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the IRC. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC. Section 3.2(r)(x) of the Company’s Disclosure Letter contains (A) a description of the impact of the Merger on payments under the Company’s Amended and Restated Deferred Compensation Plans and (B) a reasonable estimate of amounts payable pursuant to each of the Employment Agreements and Change in Control Agreements by and between the Company or Colonial Federal Savings Bank and any officers or employees of the Company or Colonial Federal Savings Bank assuming their employment or service is terminated as of September 30, 2025 and the Effective Time occurs on such date, and assuming that the payment conditions of such Employment Agreement and Change in Control Agreements are satisfied and that such payments would be subject to the terms, conditions, and limitations of such Employment Agreement and Change in Control Agreements.

(xi) The ESOP was validly authorized and established in accordance with applicable laws. The trust under the ESOP (the “Trust”) was established in accordance with Section 501(a) of the IRC and is administered and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent preempted by federal law. The trustee of the Trust (the “Trustee”) has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of IRC and, to the Knowledge of the Company, since the date of such determination (A) such qualified status has not been revoked and (B) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Company Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the IRC and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the ESOP Term Loan Agreement, dated effective as of January 1, 2022, by and between Company and the Trust (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in Section 3.2(s) of the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable fee simple title to all real property owned by it, in each case free and clear of any Liens except (A) liens for Taxes not yet due and payable, (B) such easements, restrictions, encumbrances or other matters of record or that would be shown on a survey, if any, that do not materially interfere with the present use of the properties subject thereto or affected thereby and (C) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any of its Subsidiaries (collectively, “Permitted Liens”). No real property owned by the Company or any of its subsidiaries is subject to any right of first offer, right of first refusal or any other option to purchase held by any third party. Each lease pursuant to which the Company or any of its Subsidiaries as lessee or lessor, leases real or personal property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to MHC and Parent a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or is subject to any encroachments from abutting properties.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion) from Piper Sandler & Co. to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

(u) Fees. Other than for financial advisory services performed for the Company by Piper Sandler & Co., pursuant to an agreement dated February 14, 2025, a true and complete copy of which is attached as an exhibit to Section 3.2(u) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries(A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(iii) To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity against the Company or any of its Subsidiaries with respect to any Loan Property (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iv) Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) Neither the Company nor any of its Subsidiaries own or operate any underground storage tanks and, to the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

(vi) To the Knowledge of the Company, during the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with Environmental Laws in effect at the time of such release. To the Knowledge of the Company, prior to the period of (1) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (2) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with any Environmental Laws in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, in accordance in all material respects with sound banking practices, and, to the Knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidence of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are enforceable, valid, true and genuine and what they purport to be.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for credit losses reflected in the Company’s audited balance sheet at June 30, 2024 was, and the allowance for credit losses shown on the balance sheets in the SEC Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv) Except as provided in Section 3.2(w)(iv) of the Company’s Disclosure Letter, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) (A) Section 3.2(w)(v) of the Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Colonial Federal Savings Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the FRB’s regulations (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi) Section 3.2(w)(vi) of the Company’s Disclosure Letter sets forth a listing, as of March 31, 2025, by account, of: (A) each borrower, customer or other party that has notified Colonial Federal Savings Bank during the past twelve (12) months of, or has asserted against the Company or Colonial Federal Savings Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or Colonial Federal Savings Bank, each borrower, customer or other party that has given the Company or Colonial Federal Savings Bank any oral notification of, or orally asserted to or against Company or Colonial Federal Savings Bank, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Colonial Federal Savings Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. 15 Beach and its Subsidiaries have taken all actions required to exempt MHC, Parent, Merger Sub, the Agreement, the MHC Merger, the Merger and the Second Step Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of 15 Beach, the Company, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of 15 Beach, the Company or any of their Subsidiaries.

(z) Insurance. 15 Beach and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Section 3.2(z) of the Company’s Disclosure Letter lists all insurance policies maintained by 15 Beach and each of its Subsidiaries as of the date hereof, including any bank-owned life insurance (“BOLI”) policies. All of the policies and bonds maintained by 15 Beach or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of 15 Beach and the Company, no such claim has been denied and no such claims are currently pending. Neither 15 Beach nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The BOLI reflected on the Company’s balance sheet is, and at the Effective Time will be, owned by the Company or such Subsidiary and, except to the extent provided under any split-dollar arrangement set forth in Section 3.2(z) of the Company’s Disclosure Letter, such BOLI is and will be clear of any claims thereon by the officers, directors or members of their families. The Company and its Subsidiaries have obtained the informed, written consent of each employee in whose name BOLI has been purchased. The Company and its Subsidiaries have taken all necessary actions necessary to comply in all material respects with applicable law in connection with its purchase of BOLI. A breakdown of the estimated cash surrender values for each policy, the purpose for which each policy was purchased, the beneficiaries under each policy and a list of the lives insured thereunder has been made available to Parent.

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by 15 Beach or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither 15 Beach nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, other than forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments.

(bb) Indemnification. Except as provided in the charter or bylaws of 15 Beach and the similar organizational documents of its Subsidiaries or under federal law, neither 15 Beach nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of 15 Beach or the Company and, to the Knowledge of 15 Beach or the Company, there are no claims for which any such person would be entitled to indemnification under the charter or bylaws of 15 Beach or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. 15 Beach has previously provided a complete and correct copy of its charter and bylaws and the similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither 15 Beach nor any of its Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of 15 Beach and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Colonial Federal Savings Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Colonial Federal Savings Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by Colonial Federal Savings Bank. To the Knowledge of the Company, since January 1, 2022, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The board of directors of Colonial Federal Savings Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and Colonial Federal Savings Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Colonial Federal Savings Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ff) Information Technology.

(i) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or Colonial Federal Savings Bank (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither the Company nor Colonial Federal Savings Bank has experienced within the past two (2) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and Colonial Federal Savings Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

(ii) To the Knowledge of the Company, since January 1, 2022, no third party has gained unauthorized access to any Company IT Systems used in the operation of the business of the Company and its Subsidiaries.

(gg) Transactions with Affiliates. Except as set forth in Section 3.2(gg) of the Company’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of or debtor to, any shareholder owning five percent (5%) or more of the Company Common Stock, or any director, officer, employee or affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with 15 Beach or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company or any of its Subsidiaries and any of their affiliates comply, to the extent applicable, with Regulation W of the FRB.

(hh) Stock Transfer Records. The stock transfer records of the Company are complete and accurate in all material respects.

(ii) No Other Representations or Warranties.

(i) Except as and to the limited extent expressly set forth in this Section 3.2, none of 15 Beach, the Company, Colonial Federal Savings Bank, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to 15 Beach, the Company, Colonial Federal Savings Bank, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and 15 Beach and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither 15 Beach, the Company, Colonial Federal Savings Bank, their respective representatives nor any other person makes or has made any representation or warranty to MHC, Parent or any of its Subsidiaries or representatives with respect to (A) any financial projection, forecast, estimate, budget or other prospective information relating to 15 Beach, the Company or Colonial Federal Savings Bank, or (B) except for the express representations and warranties made by the Company in this Section 3.2, any oral or written information presented to MHC, Parent or any of its representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(jj) The Company acknowledges and agrees that neither MHC, Parent, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3 Representations and Warranties of MHC, Parent and Merger Sub. MHC and Parent represent and warrant to the Company that, except as set forth in the Parent Disclosure Letter:

(a) Organization and Qualification. Each of MHC and Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a wholly-owned Subsidiary of Parent. Each of MHC and Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of MHC and Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MHC or Parent. Each of MHC and Parent engage only in activities (and hold properties only of the types) permitted for bank holding companies under the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the FRB promulgated thereunder. Merger Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(b) Authority. Each of MHC, Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(d), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of (i) the board of trustees of MHC (ii) the boards of directors of Parent and Merger Sub, and (iii) by MHC in its capacity as the sole shareholder of Parent and no other corporate proceedings on the part of MHC, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement are subject to the approval of the Corporators of MHC; except for such approval by its Corporators and the approvals referenced in the immediately preceding sentence, no other corporate proceedings or approvals on the part of MHC or Parent are necessary to consummate any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MHC, Parent and Merger Sub and constitutes a valid and binding obligation of MHC, Parent and Merger Sub, enforceable against MHC, Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by MHC, Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(d) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MHC, Parent or Merger Sub (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of MHC, Parent or Merger Sub or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MHC, Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MHC, Parent or Merger Sub is a party, or to which any of their respective properties or assets may be subject.

(d) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, the MDOB, the MHPF and the OCC, (ii) approval of this Agreement by the Company’s shareholders and members, if required by the FRB, and MHC’s Corporators and (iii) filings of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by MHC, Parent or Merger Sub of this Agreement or the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither MHC or Parent knows of no reason pertaining to MHC, Parent or Merger Sub why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(e) Financial Statements. MHC has previously made available to the Company copies of (i) the consolidated balance sheets of MHC and its Subsidiaries as of June 30, 2024 and 2023 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the two-year period ended June 30, 2024, together with the notes thereto, accompanied by the audit report of MHC’s independent registered public accounting firm and (ii) the unaudited consolidated balance sheets of MHC and its Subsidiaries as of March 31, 2025 and the related consolidated statements of income and comprehensive income for the nine (9) months ended March 31, 2025 and 2024. Such financial statements were prepared from, and are in accordance with, the books and records of MHC and its Subsidiaries, fairly present in all materials respects the consolidated financial position of Parent and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of MHC and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate). The books and records of MHC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(f) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of MHC or Parent, threatened against or affecting MHC or Parent or any of their Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of MHC or Parent to perform its obligations under this Agreement.

(g) Compliance with Laws.

(i) MHC and its Subsidiaries are, and have been since January 1, 2022, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders.

(ii) None of MHC or any of its Subsidiaries, or to the Knowledge of MHC, any trustee, director, officer, employee, agent or other person acting on behalf of MHC or any of its Subsidiaries has, directly or indirectly, (A) used any funds of MHC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MHC or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (D) established or maintained any unlawful fund of monies or other assets of MHC or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of MHC or any of its Subsidiaries, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for MHC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MHC or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC.

(iii) MHC and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC; and, to MHC’s Knowledge, no suspension or cancellation of any of them is threatened.

(h) Corporate Documents and Records. Parent has previously provided a complete and correct copy of the articles of organization, bylaws and similar organizational documents of MHC and each of MHC’s Subsidiaries, as in effect as of the date of this Agreement. Neither MHC nor any of MHC’s Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents. The minute books of MHC and each of MHC’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof), the MHC and Parent each in its capacity as sole shareholder and MHC’s Corporators.

(i) Availability of Funds. Parent has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(j) Employee Benefits. All employee benefit plans of Parent or any Parent Bank has been established, operated and administered in all material respects accordance with all applicable laws, including the IRC and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Parent or any Parent Bank and that is intended to be qualified under Section 401(a) of the IRC have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the IRC, and a favorable determination as to the qualification under the IRC of each such plan and each amendment thereto has been made by the IRS.

(k) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Each of Parent Banks has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. Neither MHC nor Parent has Knowledge of any facts or circumstances that would cause any of the Parent Banks or any other Subsidiary of MHC: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by each of the Parent Banks. To the Knowledge of Parent, since January 1, 2022, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Parent or any of its Subsidiaries to undertake any remedial action. The board of directors of each of the Parent Banks (or where appropriate of any other Subsidiary of Parent) has adopted, and each of the Parent Banks (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and each of the Parent Banks (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(l) Regulatory Capitalization. North Shore Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Parent is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in 12 C.F.R. § 225.2(r)(1).

(m) Absence of Regulatory Actions. Except as set forth in Section 3.3(m) of Parent’s Disclosure Letter, since January 1, 2022, none of MHC, Parent nor any of the Parent Banks has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of MHC, Parent or any of the Parent Bank. Notwithstanding the foregoing, nothing in this Section 3.2(m) shall require MHC, Parent or any of the Parent Banks to provide the Company with any confidential supervisory information of Parent or any of its Subsidiaries.

(n) No Other Representations or Warranties.

(i) Except as and to the limited extent expressly set forth in this Section 3.3, none of MHC, Parent, Merger Sub, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to MHC, Parent, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MHC and Parent hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of MHC, Parent, Merger Sub, their respective representatives nor any other person makes or has made any representation or warranty to the Company or any of its Subsidiaries or representatives with respect to (A) any financial projection, forecast, estimate, budget or other prospective information relating to MHC and Parent, or (B) except for the express representations and warranties made by MHC and Parent in this Section 3.3, any oral or written information presented to the Company or any of its representatives in the course of their due diligence investigation of MHC and Parent, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(ii) MHC, Parent and Merger Sub acknowledge and agree that neither the Company, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in Section 4.1 of the Company’s Disclosure Letter (disclosure in any other Section of the Company’s Disclosure Letter not being sufficient for purposes of this exception), or required by law, regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i)except for (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year, incur, modify, extend, prepay or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(ii) take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements; or

(iii) other than in the regular, ordinary and usual course consistent with past practice, enter into any brokered certificates of deposit;

(c) (i) adjust, split, combine or reclassify any of the Company’s capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSAs), in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(d) except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and that are described in Section 4.1(d) of the Company’s Disclosure Letter (including the sale, transfer and disposal of other real estate owned), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e) other than in the ordinary course consistent of business with past practice, make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f) except with respect to any existing employment or change in control agreement, enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $75,000 if such Loan is not fully secured or $2,000,000 if such Loan is fully secured or (ii) Loans as to which the Company has a binding obligation to make as of the date hereof and that are described in the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members and affiliates, the Loans would exceed $5,000,000; provided, further, that the Company may, and may permit any of its Subsidiaries to, may take those actions set forth in this Section 4.1(g), if (A) the Company has delivered to Parent (1) a written notice of its intention to take such action (sent by e-mail to the Chief Credit Officer) and (2) such additional information, if any, as Parent shall request in writing (sent by e-mail to the Chief Credit Officer) within three (3) Business days of Parent having received the Company’s written notice and (B) Parent shall not have objected to such action within three (3) Business Days following the delivery to Parent of (1) the written notice of intention and (2) the information, if any, provided in writing in response to Parent’s request;

(h) make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or Colonial Federal Savings Bank, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of this Agreement that comply with the requirements of Regulation O of the FRB;

(i) (i) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the Company Employee Plans set forth on Section 3.2(r)(i) of the Company’s Disclosure Letter, (B) increases in the ordinary course of business consistent with past practice, but in no event shall any such pay increase exceed 5% in the aggregate for non-executive officer employee’s salary or hourly pay for fiscal year 2026, (C) for bonuses for fiscal 2025 performance in the ordinary course of business consistent with past practice and policies currently in effect, (D) all vacation, sick leave or personal leave accrued consistent with past practice that remains unused immediately prior to the Effective Time, and (E) accrued earned time off, all of which shall be set forth in Section 4.1(i)(i) of the Company’s Disclosure Letter;

(ii) become a party to, amend, modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law; or

(iii) elect to any executive office any person who is not a member of its executive officer team as of the date of this Agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of this Agreement.

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its or its Subsidiaries’ charter or bylaws, or similar governing documents;

(l) increase or decrease the rate of interest paid on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

(m) other than U.S. government and U.S. government agency securities with final maturities less than one year and mortgage-backed securities with final maturities less than fifteen years, purchase any debt security;

(n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, which are described in Section 4.1(n) of the Company’s Disclosure Letter, in amounts not to exceed $25,000 each and $100,000 in the aggregate and expenditures necessary to maintain existing assets in good repair;

(o) establish or commit to the establishment of, or file any application with respect to the establishment of, any new branch or other office facilities or automated teller machine or file any application to relocate or terminate the operation of any banking office or automated teller machine;

(p) except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest; provided, however, that the Company is permitted to enter forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments;

(q) make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby (i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) issue any communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably withheld, conditioned or delayed);

(s) foreclose upon or take a deed or title to any commercial real estate (i) without conducting a Phase I environmental assessment of the property, and (ii) if the Phase I environmental assessment referred to in the prior clause identifies any Recognized Environmental Condition (as such term is defined in Phase I environmental assessments);

(t) make, change or rescind any material election concerning Taxes or Tax returns, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by MHC and Parent. Except as expressly contemplated or permitted by this Agreement or required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MHC and Parent shall not, nor shall MHC or Parent permit any of their Subsidiaries to, without the prior written consent of the Company, which shall not unreasonably be withheld, delayed or conditioned:

(a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue (subject to the standard contained in Section 3.1) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall and the Company shall use its reasonable best efforts to cause its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, not (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent) other than to notify such person of the existence of the provisions of this Section 5.1, regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s shareholders at a meeting of the shareholders of the Company, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (A) the Company’s board of directors determines, in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that the Acquisition Proposal constitutes or could reasonably be likely to result in a Superior Proposal, (B) the Company has not violated any of the restrictions set forth in this Section 5.1, (C) the Company’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (D) prior to furnishing any non-public information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person and (E) the Company receives from such person an executed confidentiality agreement on terms no more favorable in the aggregate to such person than the confidentiality agreement between Parent and the Company.

(b) The Company will notify Parent immediately orally (within one (1) calendar day) and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith (including e-mails or other electronic communications). The Company will keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request). The Company shall promptly provide to Parent any non-public information regarding the Company or Colonial Federal Savings Bank provided to any other person that was not previously provided to Parent, such additional information to be provided no later than the date such information is provided to such other party.

(c) The Company will, and will cause it representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Advise of Changes. Prior to the Closing, each Party shall promptly advise the other Party orally and in writing to the extent that it has Knowledge of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (b) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause the Company’s Subsidiaries to) afford Parent, its Subsidiaries and its representatives (including, without limitation, officers and employees of Parent and its affiliates and counsel, financial advisor, accountants and other professionals retained by Parent) such reasonable access during normal business hours in a manner not to interfere with the prudent operation and supervision of employees of the Company and its Subsidiary throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors and materials proposed in connection with meetings of the Company’s board of directors), contracts, properties, personnel and to such other information relating to the Company and the Company’s Subsidiaries as Parent may reasonably request, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or rightly adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal, or (iv) matters involving the discussion or disclosure of confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Parent with (i) a copy of each report filed with a Governmental Entity, including any SEC Reports, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its board of directors, including all monthly board packages and copies of the minutes of the meetings of the boards of directors of the Company and the Company’s Subsidiaries and any committees thereof, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall not be entitled to receive reports or other documents relating to (A) matters involving this Agreement, (B) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal, or (C) matters involving the discussion or disclosure of confidential supervisory information.

(c) The Company and Parent will not, and will cause its respective representatives not to, use any information and document obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Parties agree that all information and documents obtained pursuant to this Section 5.3 shall be held in confidence and shall be treated as secret and confidential including to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(d) From and after the date hereof, representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems.

(e) On the same day each month as the Company provides its monthly board package to its directors, which is expected to be on or about the second or third Friday of each month, Company shall provide such monthly board package to Parent.

5.4 Applications; Consents.

(a) The Parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of MHC, Parent, 15 Beach or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. MHC and Parent shall give the Company and its counsel the opportunity to review, and to consult with MHC and Parent on, each filing prior to its being filed with a Governmental Entity and shall give the Company and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Governmental Entity. MHC and Parent shall promptly advise the Company upon receiving any written communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, and promptly provide to the Company a copy of such communication.

(b) As soon as practicable after the date hereof, each of the Parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt MHC, Parent, Merger Sub, the Agreement and the Merger from any provisions of an anti-takeover nature in 15 Beach’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to Corporators, the Company’s shareholders or 15 Beach’s members) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary to satisfy such Party’s disclosure obligations imposed by law.

5.8 Shareholder Meeting.

(a) The Company will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its charter and bylaws, all action necessary to call and give notice of a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable to consider and vote on approval of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(d), the Company shall (i) through the Company’s board of directors, recommend to its shareholders approval of this Agreement (the “Company Recommendation”), (ii) include such recommendation in the Proxy Statement and (iii) use reasonable best efforts to obtain from its shareholders a vote approving and adopting this Agreement.

(b) The Company shall adjourn or postpone the Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary for shareholders to approve the Agreement. The Company shall only be required to adjourn or postpone the Shareholder Meeting one (1) time pursuant to the first sentence of this Section 5.8(b).

(c) Subject to Section 5.8(d), neither the Company board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Shareholder Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or Colonial Federal Savings Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.1(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, before the date of the Shareholder Meeting, the Company board of directors may approve or recommend to the Company shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Change in Recommendation”), and/or terminate this Agreement pursuant to Section 7.1(g) after the third Business Day following Parent’s receipt of a notice from the Company advising Parent that the Company board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.1) constitutes a Superior Proposal (the “Notice of Superior Proposal”) if, but only if, (i) the Company board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor with respect to financial matters, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to the Company shareholders under applicable law, and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), the Company board of directors has in good faith made the determination (A) set forth in clause (i) of this Section 5.8(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice period to Parent of two (2) Business Days. Except as otherwise provided in this Agreement, the Company shall not submit to the vote of the Company shareholders any Acquisition Proposal other than the Merger.

(e) Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Change in Recommendation by the Company board of directors shall not change the approval of the Company board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested shareholder” or similar law to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 5.8 shall prohibit Company or the Company board of directors from complying with Company’s obligations required under Rules 14d-9 (as if such rule were applicable to the Company) and 14e-2(a) (as if such rule were applicable to the Company) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless it is limited to a stop, look and listen communication or the Company board of directors reaffirms the Company Recommendation in such disclosure.

5.9 Proxy Statement.

(a) The Company shall prepare a proxy statement and related materials relating to the matters to be submitted to the Company shareholders at the Shareholder Meeting (such proxy statement and related materials and any amendments or supplements thereto, the “Proxy Statement”). Upon request, Parent will furnish to the Company the information required to be included in the Proxy Statement with respect to MHC’s and its business and affairs and shall have the right to review and consult with the Company and approve the form of, and any characterizations of such information included in, the Proxy Statement prior to its being filed on a preliminary basis with the SEC. The Company shall provide Parent and its counsel a reasonable opportunity for review and comment on the Proxy Statement prior to its filing with the SEC. If at any time prior to the Effective Time any information relating to MHC, Parent, 15 Beach or the Company, or any of their respective affiliates, officers or directors, should be discovered by MHC, Parent, 15 Beach or the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of the Company.

(b) Company Information. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The information regarding the Company and its Subsidiaries included in the Proxy Statement, and all amendments and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by the Company with respect to information supplied by MHC or Parent or any affiliate or representative of MHC and Parent specifically for use or incorporation by reference in the Proxy Statement. The information supplied, or to be supplied, by 15 Beach and the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(c) MHC and Parent Information. The information regarding MHC and Parent to be supplied by Parent for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10 Corporator Meeting. MHC’s board of directors shall, as promptly as practicable, take all steps necessary to (a) duly call, give notice of, convene and hold a meeting of its Corporators to approve this Agreement and the transactions contemplated by this Agreement and any other matters required to be approved or adopted by Corporators to carry out the intentions of this Agreement, and (b) recommend to its Corporators the approval of the aforementioned matters to be submitted by it to its Corporators (subject to compliance with their fiduciary duties as determined in good faith in consultation with outside counsel). The Parties and their representatives shall cooperate and consult with each other with respect to the foregoing matter.

5.11 Member Meeting. If required by the FRB, 15 Beach’s board of directors shall, as promptly as practicable, take all steps necessary to (a) duly call, give notice of, convene and hold a meeting of its members to approve this Agreement and the transactions contemplated by this Agreement and any other matters required to be approved or adopted by members to carry out the intentions of this Agreement, and (b) recommend to its members the approval of the aforementioned matters to be submitted by it to its members (subject to compliance with their fiduciary duties as determined in good faith in consultation with outside counsel). The Parties and their representatives shall cooperate and consult with each other with respect to the foregoing matter.

5.12 Notification of Certain Matters. Each Party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each Party or any Subsidiary is a Party or is subject; and (b) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. To the extent permitted by law, the Company shall give Parent prompt notice of any new civil, criminal, administrative or regulatory action, suit, demand letter, demands for indemnification, claim, hearing, notice of violation, arbitration, investigation, order to show cause, market conduct examination, notice of non-compliance or other proceeding of any nature pending or threatened against 15 Beach or any of its Subsidiaries. Each of 15 Beach and the Company, on the one hand, and MHC and Parent, on the other hand, shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.13 Employee Benefit Matters.

(a) All persons who are employees of the Company and Colonial Federal Savings Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time is deemed a “Continuing Employee.” Each Continuing Employee will continue to be employed at will with North Shore Bank, and this Agreement is not intended to provide to any employee a legally enforceable right or guarantee to continuing employment after the Effective Time. Following the Effective Time, Parent shall maintain or cause to be maintained base compensation and bonus opportunities for the benefit of Continuing Employees substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries and employee benefit plans for the benefit of Continuing Employees that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Company shall cause any coverage of a Continuing Employee or such employee’s dependents to terminate under any Company health and welfare plan before the time such Continuing Employee or such employee’s dependents, as applicable, are participating in the health and welfare plans common to all employees of Parent and their dependents, except in the case of a termination of employment or other service or ineligibility for continued coverage.

(b) Parent agrees that each employee of the Company or Colonial Federal Savings Bank who is involuntarily terminated by Parent (other than for cause as determined by Parent) within nine (9) months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement or other severance arrangement shall, upon executing an appropriate release in a form reasonably determined by Parent, receive a severance payment as set forth in Section 5.13(b) of the Parent Disclosure Letter.

(c) Parent and the Company may wish to provide retention bonuses to employees of the Company who remain employed at the Company through the Effective Time or for an interim period following the Effective Time through the conversion of the Company’s data processing systems. Parent may establish a retention bonus pool to induce retention of employees of the Company and Colonial Federal Savings Bank. Allocation of the retention bonuses shall be jointly determined by the Chief Executive Officers of Parent and the Company. Neither Party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined. Such retention bonuses will be in addition to, and not in lieu of, any amount to be paid pursuant to Section 5.13(d).

(d) Parent shall honor all obligations under the employment agreement, change in control agreements, supplemental retirement agreements, supplemental retirement plan and life insurance arrangements as set forth in Section 5.13(d) of the Company’s Disclosure Letter. Except as provided in Section 5.13(d) of the Company’s Disclosure Schedule, Parent shall assume and honor all Company Employee Plans in accordance with their terms. Section 5.13(d) of the Company’s Disclosure Letter sets forth the names of all participants, the value of each participant’s account balance, the amount of each lump sum or installment payment and a copy of any payment election under the supplemental retirement agreements and plan.

(e) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employee becomes eligible to participate on or after the Effective Time (the “New Plans”), Parent agrees to use reasonable best efforts to: (i) cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable such employees and their eligible dependents under the New Plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company Employee Plan; (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Employee Plan (to the same extent that such credit was given under the analogous Company Employee Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plan; and (iii) provide each Continuing Employee with service credit for eligibility and vesting purposes under any New Plan in which Continuing Employees are eligible to participate for all periods of employment with the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service, such service was not recognized under the corresponding Company Employee Plan, or for benefit accrual purposes under any defined benefit plan.

(f) The Company shall take all necessary and appropriate actions to cause the Company 401(k) plan to be frozen as to future participation and contributions (except as required by law) effective as of the Company and/or Colonial Federal Savings Bank regularly scheduled payroll period immediately prior to the Effective Time. Parent shall use reasonable best efforts to allow the Continuing Employees to participate in Parent’s 401(k) Plan on the first day immediately following the Effective Time. No later than twenty (20) days prior to Closing, the Company will also take all necessary steps to terminate the Company’s 401(k) plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time. If requested by Parent, the Company shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Parent requests that the Company apply for a favorable determination letter, then prior to the Effective Time, Company shall take all such actions as are necessary (determined in consultation with Parent) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Parent shall use its reasonable best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Parent, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.13(f).

(g) Contemporaneously with the signing of this Agreement, the President and Chief Executive Officer shall enter into a restrictive covenant agreement, the form of which is attached hereto as Exhibit C, and the Chief Operating Officer and Treasurer of the Company shall enter into a consulting agreement, the form of which is attached hereto as Exhibit D, and each of them shall enter into a settlement agreement, the forms of which are attached hereto as Exhibit E. The respective agreements shall be effective as of the Effective Time.

(h) Nothing in this Agreement shall confer upon any employee of the Company any right to continue in the employ or service of Parent, or shall interfere with or restrict in any way the rights of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.13 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or Parent employee benefit plan, or (ii) create any third-party rights in any current or former employee, director or other service provider of Parent, the Company (or any beneficiaries or dependents thereof).

(i) Effective upon closing, the Company shall freeze the Company’s and Colonial Federal Savings Bank’s participation for new employees in the Pentegra Defined Benefit Plan for Financial Institutions and cease benefit accruals effective as of the freeze date. If Parent requests, Company and Colonial Federal Savings Bank will also commence the withdrawal from the Pentegra Defined Benefit Plan for Financial Institutions prior to the Effective Time.

(j) Notwithstanding the foregoing, references to “Parent” or the “Company” in this Section 5.13 shall also include any Subsidiary of Parent or Subsidiary of the Company, respectively, as the context requires.

(k) Immediately prior to Closing, Colonial Federal Savings Bank shall pay all accrued but unused vacation and sick time to each of its employees and shall also pay the pro rata portion of the annual bonus for each employee, provided however, Colonial Federal Savings Bank shall provide Parent with the annual bonus amounts for each employee prior to the Closing Date.

(l) Prior to making any written communications (including resolutions and amendments) to any service provider of the Company or Colonial Federal Savings Bank pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with Parent following the Effective Time, the Company or Colonial Federal Savings Bank shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication, and the Company and Colonial Federal Savings Bank shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided that, after Parent has reviewed and commented on a communication, Colonial Federal Savings Bank and the Company shall not have any obligation to provide to Parent subsequent communications that are substantially similar in all respects.

5.14 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, MHC, Parent and the Surviving Corporation shall indemnify and hold harmless and provide advancement of costs and expenses to each of the current or former directors, officers or employees of 15 Beach or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any matter, act or omission existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of 15 Beach, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matter, act or omission occurring or arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been held harmless, exculpated, indemnified or have the right to advancement of costs and expenses, pursuant to (A) 15 Beach’s and the Company’s charter and bylaws as in effect on the date of this Agreement, and (B) to the fullest extent as permitted by applicable law. MHC, Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted by 15 Beach’s and the Company’s charter and bylaws as in effect on the date of this Agreement or under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any such undertaking shall be unsecured, interest-free and made without regard to such person’s ultimate entitlement to indemnification or ability to repay any such advances. To the fullest extent permitted under applicable law, MHC, Parent and the Surviving Corporation shall also pay all costs and expenses, including reasonable attorneys’ fees and expenses, that may be incurred (including in advance as incurred) by any Indemnified Party in connection with their enforcement of their rights provided under this Section 5.14.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.14(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify MHC and Parent thereof. Any failure to so notify shall not affect the obligations of MHC or Parent under Section 5.14(a) unless and to the extent that MHC or Parent is actually materially prejudiced as a result of such failure. If an Indemnified Party delivers such notice to Parent prior to the sixth anniversary of the Effective Time asserting a claim for indemnification or other protection pursuant to Section 5.14, the provisions and protections of Section 5.14 shall continue until the final disposition of such claim.

(c) Parent shall maintain or and shall cause to be maintained, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of 15 Beach, the Company and Colonial Federal Savings Bank (provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to claims against such officers and directors arising from matters, acts or omissions in existence or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend in the aggregate pursuant to this Section 5.14(c) more than 300% of the annual premium currently paid by 15 Beach, the Company or Colonial Federal Savings Bank for such insurance (the “Insurance Amount”); provided, further, that if the cost necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Parent shall cause to be maintained policies of directors’ and officers’ insurance that, in Parent’s good faith determination, provide the maximum coverage available at an amount equal to the Insurance Amount. Notwithstanding the foregoing, the Company, in its sole discretion, may obtain an extended reporting period endorsement or “tail” coverage under 15 Beach’s or the Company’s existing directors’ and officers’ liability policy or policies, bankers’ professional liability policy or policies or any similar insurance policy or policies, or substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than 15 Beach’s or the Company’s existing insurance policies as of the date hereof. If any such tail or extended reporting period described in this Section 5.14(c) have been obtained, MHC and Parent shall maintain any and all such coverage in full force and effect for its full term, and continue to honor the obligations thereunder.

(d) In the event MHC or Parent or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of MHC and Parent and its successors and assigns assume the obligations set forth in this Section 5.14.

(e) The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives, heirs, successors, assigns, and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, or exculpation that any such individual may have under any charter or bylaws, by contract or otherwise. The obligations of MHC, Parent or the Surviving Corporation under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party.

(f) Any indemnification payments made pursuant to this Section 5.14 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.15 Director Appointments. Parent shall cause North Shore Bank to consider increasing the size of its board of directors by an additional seat or seats and appointing one or more additional interested members of the board of directors of the Company to fill the additional seat(s) created. The election of any additional director(s) considered pursuant to the requirements of this Section 5.15 shall be subject to the discretion and satisfaction of the completion of North Shore Bank’s existing nomination and qualification processes.

5.16 Charitable Foundation. The individuals serving as directors of the Colonial Federal Savings Bank Foundation, Inc. immediately prior to Effective Time may continue to serve as directors of the foundation after the Effective Time in their own discretion. The Company shall work in good faith with the board of directors of Colonial Federal Savings Bank Foundation, Inc. to consider the addition of representation from North Shore Bank with respect to the foundation’s board of directors and management following the Effective Time.

5.17 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18 Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable SEC rules to enable the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.19 ESOP Matters. The Company and Colonial Federal Savings Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable. Effective as of the fifth (5th) business day before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”) in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). Colonial Federal Savings Bank shall direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Suspense Shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $14.25. All remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the Effective Time shall be allocated among the accounts of the ESOP participants with undistributed account balances at the Effective Time who are employed by Colonial Federal Savings Bank at the Effective Time, and in proportion to the balances credited to their accounts as of the end of the immediately previous plan year. The Company, Colonial Federal Savings Bank, and following the Effective Time, Parent, will adopt such amendments to the ESOP to effect the provisions of this Section 5.19. Notwithstanding anything herein to the contrary, Colonial Federal Savings Bank will continue to accrue and make contributions to the ESOP from the date of this Agreement through the termination date of the ESOP in an amount sufficient for the trustee to make loan payments that become due in the ordinary course on the outstanding loan to the ESOP prior to the termination of the ESOP and shall make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to December 31) through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the ESOP.

5.20 Disclosure Supplements. From time to time prior to the Effective Time, the Company and Parent will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

5.21 Shareholder Litigation. The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or Subsidiaries relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s shareholders in accordance with applicable laws and regulations.

(b) Member Approval. This Agreement shall have been approved by the requisite vote of 15 Beach’s members in accordance with applicable laws and regulations, if required by the FRB.

(c) Corporator Approval. This Agreement shall have been approved by the requisite vote of MHC’s Corporators in accordance with applicable laws and regulations.

(d) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(e) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(f) Third Party Consents. MHC, Parent, Merger Sub, 15 Beach and the Company shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on MHC or Parent (after giving effect to the consummation of the transactions contemplated hereby).

6.2 Conditions to the Obligations of MHC, Parent and Merger Sub. The obligations of MHC, Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by MHC and Parent:

(a) 15 Beach’s and the Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of 15 Beach and the Company contained in this Agreement and in any certificate or other writing delivered by 15 Beach and the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. 15 Beach and the Company each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. MHC and Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company and 15 Beach to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to 15 Beach or the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would (i) prohibit or materially limit the ownership or operation by MHC or any of its Subsidiaries of all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, (ii) compel the Company or its Subsidiaries or MHC or its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, or (iii) compel MHC or its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i) through (iii) of this sentence could reasonably be expected to have a Material Adverse Effect on MHC and Parent of the combined businesses and operations of the Parent Banks and Colonial Federal Savings Bank, taken as a whole (a “Burdensome Condition”).

(f) Bank Merger Agreement. The Company shall have caused Colonial Federal Savings Bank to execute and deliver the Bank Merger Agreement.

6.3 Conditions to the Obligations of 15 Beach and the Company. The obligations of 15 Beach and the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by 15 Beach and the Company:

(a) MHC’s, Parent’s and Merger Sub’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of MHC, Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by MHC and Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of MHC’s, Parent’s and Merger Sub’s Obligations. MHC, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial officer of MHC and Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Delivery of Merger Consideration. On the Business Day prior to Closing, Parent shall have deposited with the Paying Agent the aggregate Merger Consideration in accordance with Section 2.6(c).

(e) Bank Merger Agreement. Parent shall have caused North Shore Bank to execute and deliver the Bank Merger Agreement.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party, either before or after any requisite shareholder approval:

(a) by the mutual written consent of Parent and the Company; or

(b) (i) by either Parent or the Company, in the event of the failure of the Company’s shareholders to approve the Agreement at the Shareholder Meeting (as it may be postponed or adjourned and reconvened); provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.1(a) and Section 5.8; (ii) by either Parent or 15 Beach, in the event of the failure of 15 Beach’s members to approve the Agreement at the member meeting (as it may be postponed or adjourned and reconvened) to the extent required by the FRB, provided, however, that 15 Beach shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.11; or (iii) by either Parent or the Company, in the event of the failure of MHC’s Corporators to approve the Agreement at the meeting of MHC’s corporators (as it may be postponed or adjourned and reconvened; provided, however, that Parent shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.10; or

(c) by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement (A) shall impose any term, condition, or restriction upon MHC, Parent or their Subsidiaries that Parent reasonably determines is a Burdensome Condition, or (B) shall have been denied and such denial has become final and non-appealable; or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either Parent or the Company, if the Merger is not consummated by March 31, 2026, unless the failure to so consummate by such time is due (i) to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if the Company is the party seeking to terminate pursuant to this Section 7.1(d), the failure to consummate by such time is due to the failure of any of the Company’s executive officers or directors to satisfy his or her obligations under the relevant Voting Agreement; or

(e) by either Parent or the Company (provided that the Party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other Party set forth in this Agreement, or if any representation or warranty of the other Party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the Party committing such breach or making such untrue representation or warranty; or

(f) by Parent, if (i) the Company or 15 Beach shall have materially breached its obligations under Section 5.1, Section 5.8 or Section 5.11 or (ii) if the board of directors of the Company does not recommend in the Proxy Statement that shareholders approve and adopt this Agreement or if, after making the Company Recommendation in the Proxy Statement that shareholders approve and adopt this Agreement, the board of directors effects a Change of Recommendation; or

(g) by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, to enter into an agreement with respect to a Superior Proposal in accordance with Section 5.8 and the Company has not breached its obligations under Section 5.1.

7.2 Termination Fee.

(a) In the event of termination of this Agreement by the Company pursuant to Section 7.1(g), the Company shall make payment to Parent of the Termination Fee.

(b) In the event of termination of this Agreement by Parent pursuant to Section 7.1(f), so long as at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Parent of the Termination Fee.

(c) If (i) this Agreement is terminated by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), or by Parent pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional; (ii) at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein; (iii) either prior to the Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)(i)), prior to 15 Beach’s member meeting if such meeting is required by the FRB (in the case of termination pursuant to Section 7.1(b)(ii)), or prior to the date of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and not withdrawn at least two (2) Business Days before the Shareholder Meeting; and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal, the Company shall make payment to Parent of the Termination Fee.

(d) Any fee payable pursuant to this Section 7.2 shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Parent acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 7.2 constitutes liquidated damages and not a penalty and shall be the sole remedy of Parent in the event of termination of this Agreement on the bases specified in this Section 7.2. Nothing in this Agreement shall in any way limit the right of the Company to seek a remedy at law or in equity in the event of a breach of this Agreement by MHC or Parent.

7.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (a) Sections 5.3(c), 7.2, 7.3, 8.2, 8.6, 8.11 and 8.12, shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its fraud or knowing, willful and material breach of any provision of this Agreement. In the event of a termination of this Agreement by either Parent or the Company, neither Parent nor the Company shall issue any press release or make any other public statement regarding this Agreement or the proposed Merger except as either Party’s legal counsel deems necessary to satisfy such Party’s disclosure obligations imposed by law.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the Parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.14, 8.5, 8.11 and 8.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (a) waived in writing by the Party benefited by the provision or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the Parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the Merger Consideration to be received by holders of Company Common Stock or that would contravene any provision of the MBCA or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the Parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. To the extent permitted by applicable law, any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Expenses. Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to MHC and Parent, to:

Hometown Financial Group, MHC

Hometown Financial Group, Inc.

36 Main Street

P.O. Box 351

Easthampton, Massachusetts 01027

Attention:	Matthew S. Sosik, CEO
Email:	msosik@bankesb.com

With copies to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, NW, Suite 200

Washington, DC 20004

Attention:	Edward G. Olifer, Esq., eolifer@ktslaw.com
Stephen F. Donahoe, Esq., sdonahoe@ktslaw.com

If to 15 Beach or the Company, to:

15 Beach, MHC

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

Attention:	Michael E. McFarland, President and CEO
Email:	mcfarland@colonialfed.com

With copies to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention:	Lawrence M.F. Spaccasi, Esq., lspaccasi@luselaw.com
Scott A. Brown, Esq., sbrown@luselaw.com

8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the Parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.14, which confers rights on the Parties described therein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned by either Party hereto without the written consent of the other Party, and any attempted assignment in violation of this section is void ab initio and a material breach.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not seek and will agree to waive any requirement for securing or posting a bond in connection with the other Party’s seeking or obtaining such injunctive relief.

8.12 Confidentiality. Except as specifically set forth herein, the Company and Parent mutually agree to be bound by the terms of the confidentiality agreement dated March 6, 2025 (the “Confidentiality Agreement”), previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Hometown Financial Group, MHC

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Hometown Financial Group, Inc.

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Hometown Financial Acquisition Corp. II

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

15 Beach, MHC

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer

CFSB Bancorp, Inc.

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer

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